Exhibit 99.1

NEWS RELEASE Contacts: Janet Yang, Finance Manager investorrelations@wtoffshore.com 713-297-8024
FOR IMMEDIATE RELEASE
Danny Gibbons, SVP & CFO jgibbons@wtoffshore.com 713-624-7326

W&T OFFSHORE COMPLETES ACQUISITION OF

PROPERTY FROM SHELL

HOUSTON — August 11, 2011 — W&T Offshore, Inc. (NYSE: WTI) announced today that it has closed its acquisition of Shell Offshore’s 64.3% interest in the Fairway Field along with a 64.3% interest in the associated Yellowhammer gas processing plant, with an effective date of September 1, 2010. This acquisition was part of a larger transaction between Shell and W&T for three Gulf of Mexico deepwater producing fields known as Tahoe, SE Tahoe, and Droshky. As of the close date, the adjusted purchase price paid for the Fairway Field and Yellowhammer gas plant, as adjusted on the preliminary closing statement, was approximately $36.7 million, subject to further post-effective date adjustments and assumption of asset retirement obligations associated with these properties.

The Fairway Field is located in the shallow state waters south of Mobile Bay, Alabama and the Yellowhammer plant is located onshore in Alabama about 17 miles northwest of the Fairway Field. Current production, net to our interest in the Fairway Field, is approximately 19.5 MMcf of natural gas per day and 1,200 barrels of natural gas liquids per day or approximately 26.9 MMcfe per day, which was not included in previously provided production guidance. W&T’s internal estimates of proved reserves associated with the acquired property as of June 30, 2011 are 39.4 billion cubic feet of natural gas and 2.5 million barrels of natural gas liquids, or 54.5 Bcfe. These reserves were based on SEC reserves definitions and pricing as of June 30, 2011.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “This completes our acquisition from Shell and it serves to increase the borrowing base of our revolving bank credit facility by $50 million.”

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T Offshore has recently diversified its operations by expanding onshore into the Permian Basin. W&T Offshore has grown through acquisitions, exploitation and exploration, holds working interests in approximately 67 fields in federal and state waters, and has approximately 30,000 net acres under lease onshore. A majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and other public filings (www.sec.gov).

# # #